Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON 2012 FOURTH-QUARTER SALES RISE 15.1 PERCENT

Company Reports Quarterly and Annual Gains Across All Businesses; Returns to Profitability

ARDEN HILLS, Minn. — Feb. 13, 2013 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and year ended December 31, 2012.

For the 2012 fourth quarter, the company reported net sales of $16.7 million, an increase of 15.1 percent from the prior-year period. IntriCon had net income of $332,000, or $0.06 per diluted share, compared to a net loss of $(352,000), or $(0.06) per diluted share, for the 2011 fourth quarter.

“We are pleased to have delivered growth across all markets for both the quarter and year – in fact our body-worn device segment had a record year,” said Mark S. Gorder, president and chief executive officer of IntriCon.

“Our medical business posted its strongest revenue quarter ever, driven by increased activity from our largest customer, Medtronic, among others. In hearing health, our non-conventional personal sound amplifier products, drove modest quarterly growth despite continued softness in the conventional hearing health market. And in professional audio communications we delivered significant gains, with sales increasing 44 percent over the 2011 fourth quarter on strong demand for securities products domestically and headset products internationally.”

As a percentage of 2012 fourth-quarter sales, healthcare-related revenue (hearing health and medical combined) totaled 72.7 percent (32.8 percent hearing health and 39.9 percent medical), with professional audio communications at 27.3 percent. This compares to 2011 healthcare-related revenue of 78.2 percent (37.4 percent hearing health and 40.8 percent medical), with professional audio communications at 21.8 percent.

Gross profit margins increased to 23.5 percent from 23.1 percent in the prior-year fourth quarter. The gain was primarily due to higher sales volume, partially offset by an unfavorable product mix within the professional audio communications market.

Said Gorder, “As part of our margin enhancement program, we continued to transfer select, labor-intensive programs to our Singapore and Indonesia facilities during the fourth quarter. In an effort to drive further margin improvement and remain competitive from a cost standpoint, we will continue that shift in 2013. We’re also working to increase the percentage of proprietary IntriCon technology in all of our products by investing in our core technologies—this also will have a favorable effect on margins as we move through the 2013 year.”

IntriCon reduced its operating expenses in the fourth quarter 2.8 percent, despite higher sales, reflecting the company’s ongoing focus on expense management.

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IntriCon Corporation 2012 Fourth-Quarter Results

February 13, 2013

Full-Year Results

For the 2012 year, IntriCon reported net sales of $63.9 million and net income of $709,000, or $0.12 per diluted share. This is up from 2011 net sales of $56.1 million and a net loss of $(1.4 million), or $(0.25) per diluted share. Hearing health sales rose 13.2 percent over the prior year, with medical and professional audio up 6.7 percent and 29.4 percent, respectively. Included in 2012 full-year results was a one-time gain of $822,000, or $0.14 per diluted share, from the previously disclosed sale of the company’s 50-percent ownership interest in Global Coils, to its Switzerland-based joint venture partner, Audemars SA.

As a percentage of 2012 sales, healthcare-related revenue totaled 75.5 percent (37.2 percent hearing health and 38.3 percent medical), with professional audio communications at 24.5 percent. This compares to 2011 healthcare-related revenue of 78.4 percent (37.5 percent hearing health and 40.9 percent medical), with professional audio communications at 21.6 percent.

Gross profit margins for 2012 were 23.4 percent, up from 22.6 percent in the prior year, primarily due to volume increases, partially offset by an unfavorable product mix.

hi HealthInnovations

As previously disclosed, IntriCon satisfied hi HealthInnovations’ initial product ramp-up needs for hearing aids early in 2012. As a result, minimal new orders were received in the second half of 2012. The company remains optimistic about the long-term prospects of this program.

Said Gorder, “hi HealthInnovations continues to make progress building the infrastructure to provide high-quality, affordable hearing health care to a broad range of customers. During the year, UnitedHealthcare expanded its hi HealthInnovation program to more than 26 million people enrolled in its employer-sponsored and individual health benefit plans. We expect that this will open up additional opportunities for IntriCon and that new orders will be received in the second half of 2013.”

Business Update

Within IntriCon’s medical business, year-over-year sales rose 12.6 percent in the fourth quarter. The growth, as previously stated, was primarily due to increased activity from various large medical customers, most notably Medtronic. Near term, the company expects medical sales going forward to continue to strengthen.

On the cardiac front, IntriCon continues to deliver demo units of its two FDA-approved wireless cardiac diagnostic monitoring (CDM) devices—Centauri™ and Sirona™— to targeted customers to compile feedback. Additionally, the company is expanding its CDM sales and marketing infrastructure, to further advance its cardiac program and elevate its devices with market-demanded features.

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IntriCon Corporation 2012 Fourth-Quarter Results

February 13, 2013

Said Gorder, “Our technology connects patients and caregivers in non-traditional ways. We help shift the point of care from traditional settings such as hospitals, to non-traditional settings like the home. We accomplish this with devices that are more advanced, smaller and lightweight. In 2013, we will focus more capital and resources in sales and marketing to expand our reach to other large medical device manufacturers and healthcare companies.”

Within hearing health, IntriCon continues to experience softness in the conventional market. Said Gorder, “The 13.2 percent growth we experienced during the year came primarily from our hi HealthInnovations work, and non-conventional personal sound amplifier products. And in 2013, while we don’t anticipate hi HealthInnovations to ramp until the second half of the year, there are several growth opportunities that give us optimism for the longer term to strengthen our position as a supplier to the value hearing health market.

“First, we continue to develop new technology to improve the user experience. Our Audion6™, a six-channel hearing aid amplifier, is a notable example. Audion6 is a feature-rich amplifier that fits a wide array of applications and has a complete set of proven adaptive features.

“Second, hearing health technology is evolving beyond traditional hearing aid applications. Devices can now wirelessly stream music, television, audio or a companion’s voice—making them significantly more versatile and effective than traditional hearing devices. In addition, this technology and functionality holds great potential in the non-conventional personal sound amplifier market.”

Fourth-quarter professional audio communications sales remained very strong, up more than 44 percent from the prior-year period. The company completed delivery on its significant contract with the Singapore government during the quarter, providing technically advanced headsets to be worn in difficult listening environments. Professional audio sales going forward are expected to moderate to more historical levels.

Heightened Focus on Marketing

Said Gorder, “Over the past five years we have invested heavily in our technology portfolio and global manufacturing infrastructure. Better understanding customer and market needs, and evolving our technology portfolio to meet those needs, as well as developing new products and product platforms, is the next step in our strategic plan.

“To that end, we will be increasing investments in marketing and sales in 2013 to advance us down that path. That process has already begun and we expect to add additional staff and resources throughout the year to build customer relationships, market knowledge and sales.”

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IntriCon Corporation 2012 Fourth-Quarter Results

February 13, 2013

Looking Ahead

Concluded Gorder, “As a business, our primary goals are to build revenue, improve margins and grow our bottom line. We plan to do so by: placing a heightened focus on marketing; raising the percentage of proprietary IntriCon technology we incorporate in our products; and leveraging our low-cost manufacturing footprint.

“Consistent with historical revenue cycles we anticipate a more moderate 2013 first quarter in comparison to our 2012 fourth quarter. That being said, we are optimistic about our opportunities in 2013 and our ability to execute and deliver growth.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, February 13, 2013, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-6009 (international 1-480-629-9818) and provide the conference identification number 4596685 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Tuesday, February 19, 2013. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4596685.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2011. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@padillaspeer.com

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IntriCon Corporation 2012 Fourth-Quarter Results

February 13, 2013

IntriCon Corporation

Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Sales, net	$16,665	$14,474	$63,933	$56,058
Cost of sales	12,748	11,131	48,957	43,392
Gross profit	3,917	3,343	14,976	12,666

Operating expenses:
Sales and marketing	961	763	3,324	3,185
General and administrative	1,215	1,415	5,958	5,797
Research and development	1,181	1,276	4,694	4,876
Total operating expenses	3,357	3,454	13,976	13,858
Operating income (loss)	560	(111)	1,000	(1,192)

Interest expense	(166)	(178)	(755)	(609)
Equity in income (loss) of partnerships	(39)	(143)	(116)	174
Gain on sale of investment in partnership	—	—	822	—
Other income (expense), net	(14)	10	(78)	42
Income (loss) from before income taxes	341	(422)	873	(1,585)

Income tax expense (benefit)	9	(70)	164	(160)

Net income (loss)	$332	$(352)	$709	$(1,425)

Net income (loss) per share:
Basic	$0.06	$(0.06)	$0.13	$(0.25)
Diluted	$0.06	$(0.06)	$0.12	$(0.25)

Average shares outstanding:
Basic	5,678	5,623	5,669	5,599
Diluted	5,819	5,623	5,888	5,599

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IntriCon Corporation 2012 Fourth-Quarter Results

February 13, 2013

IntriCon Corporation

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

At December 31,	2012	2011
Current assets:
Cash	$226	$119
Restricted cash	563	540
Accounts receivable, less allowance for doubtful accounts of $154 and $223 at December 31, 2012 and 2011, respectively	7,171	8,545
Inventories	11,117	11,720
Refundable income taxes	—	82
Other current assets	1,483	652
Total current assets	20,560	21,658

Machinery and equipment	40,796	39,170
Less: Accumulated depreciation	34,012	32,164
Net machinery and equipment	6,784	7,006

Goodwill	9,709	9,709
Investment in partnerships	773	1,283
Other assets, net	1,306	1,074
Total assets	$39,132	$40,730

Current liabilities:
Checks written in excess of cash	$637	$396
Current maturities of long-term debt	2,945	2,883
Accounts payable	4,045	6,298
Accrued salaries, wages and commissions	1,786	1,617
Deferred gain	110	110
Partnership payable	—	240
Income taxes payable	96	—
Other accrued liabilities	2,048	1,907
Total current liabilities	11,667	13,451

Long-term debt, less current maturities	7,222	8,217
Other postretirement benefit obligations	590	685
Accrued pension liabilities	510	431
Deferred gain	275	385
Other long-term liabilities	146	115
Total liabilities	20,410	23,284
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,687 and 5,646 shares issued and outstanding at December 31, 2012 and 2011, respectively.	5,687	5,646
Additional paid-in capital	15,797	15,259
Accumulated deficit	(2,360)	(3,069)
Accumulated other comprehensive loss	(402)	(390)
Total shareholders’ equity	18,722	17,446
Total liabilities and shareholders’ equity	$39,132	$40,730

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